FOURTH QUARTER FISCAL 2026
INVESTOR QUESTIONS & ANSWERS
September 22, 2026
Forward-Looking Statements
Reference is made to the forward-looking statements disclosure provided at the end of this document.

Financial Highlights

($ in thousands, except for per share data)	Three Months Ended July 31,		Change	Fiscal Years Ended July 31,		Change
	2026	2025		2026	2025
Net Sales	$2,311,628	$2,523,783	(8.4)%	$9,608,145	$9,579,490	0.3%
Gross Profit	$285,632	$370,883	(23.0)%	$1,212,630	$1,340,641	(9.5)%
Gross Profit Margin %	12.4%	14.7%	(230) bps	12.6%	14.0%	(140) bps
Net Income Attributable to THOR	$40,838	$125,757	(67.5)%	$177,539	$258,559	(31.3)%
Diluted Earnings Per Share	$0.78	$2.36	(66.9)%	$3.38	$4.84	(30.2)%

EBITDA (1)	$130,004	$224,804	(42.2)%	$541,912	$615,839	(12.0)%
Adjusted EBITDA (1)	$131,737	$209,506	(37.1)%	$544,357	$659,126	(17.4)%
(1) See reconciliation of non-GAAP measures to the most directly comparable GAAP financial measures included in this release

Quick Reference to Contents

Q&A

MARKET UPDATE & OUTLOOK

1.Has THOR’s market share developed in line with your expectations for the North American Towable and North American Motorized segments? What is your market share outlook as you begin your fiscal 2027?
a.Our market share development has overall met our expectations, with North American Motorized exceeding those expectations in some regards. Retail unit sales for our North American Motorized segment for the twelve months ended June 30, 2026 declined 3.6% compared to the prior-year period, while the industry overall contracted 5.0% over the same comparative period. Amidst this market contraction, our North American Motorized segment increased its market share by 70 basis points for the twelve months ended June 30, 2026 compared to the prior-year period. Thor Motor Coach was a key driver of the market share gain, growing its June 30, 2026 calendar year-to-date and quarter-to-date market share by 140 basis points and 190 basis points, respectively, compared to the prior-year periods.

On a trailing-twelve-month basis for the periods ended June 30, 2026 and June 30, 2025, THOR's North American Towable market share was 36.6% and 37.5%, respectively. We have communicated extensively on the share loss emanating from Heartland and Keystone in recent years. The strategic initiatives that we have executed, including the recent changes to our North American RV group leadership, position us to deliver on our efforts to regain the lost market share. For both brands, a portion of the market share loss was incurred as a result of the rationalization of brands that produced unacceptable gross margins. Our teams have prioritized profitable market share, temporarily ceding market share through brand rationalization. Recapturing that market share is our focus.

THOR North American Towable retail sales for the twelve months ended June 30, 2026 were 105,180 units compared to THOR wholesale shipments of 95,359 over the same period of time. The variance between wholesale and retail unit sales was a deliberate decision by our management teams. We structured production so that wholesale shipments would operate below retail sales to influence independent dealer inventory levels. We are mindful of our role in aiding the turns and profitability of our independent dealer partners who are operating in an environment where the aggressive production posture of other RV industry manufacturers has created pressures for dealers. We believe being a good steward of channel inventory is what is best for THOR and our independent dealer partners in the long run. Despite this decision, our retail share held relatively well while our share of wholesale shipments declined, with Keystone absorbing much of that decline due to the disciplined approach. In our view, this was the right decision to make at this point in the cycle.

In fiscal 2027, we expect to hold and then modestly build Towable market share as wholesale shipments converge with retail sales following our decision to produce below retail in fiscal 2026. Dealer inventory levels and aging structures are healthy, leaving us well-positioned even in a flat market with minimal expectations for destocking. With our momentum in the North American Motorized segment, we expect to modestly grow Motorized market share in fiscal 2027 as a result of our strong product pipeline. We are focused on managing for profitable market share, not share for its own sake, and we are confident in our positioning entering fiscal 2027.

2.With North American independent dealer inventory levels declining further during your fiscal 2026 fourth quarter, do the inventory levels and ordering cadences appear appropriate as you begin your fiscal 2027?
a.North American independent dealer inventories of THOR products ended the fiscal year at approximately 64,000 units as of July 31, 2026 compared to approximately 73,300 units at the end of the prior-year period. Dealer inventories of THOR Towable products as of July 31, 2026 declined 16.0% compared to the prior-year period and 20.6% compared to the prior quarter. The need to reload Heartland and Keystone products into the channel following their product resets continues to be a significant influence on these comparatives, coupled with the challenges of the Towable market overall.

We consider independent dealer inventory levels in North America appropriate given the current pace of retail sales. Estimated dealer inventory turns of THOR products improved sequentially in the fiscal 2026 fourth quarter and were largely flat compared to the prior-year period. Additionally, the age of independent dealer inventories is healthy heading into the offseason due to production discipline and targeted promotional activity to aid in the reduction of dealer inventory levels and provide space for expanding our lot share in the coming periods. We do not believe the channel is carrying excess inventory that would need to be worked down before wholesale can respond to a retail recovery, which is an important distinction from prior cycles and positions us advantageously should the market improve.

3.Can you provide an update on the European retail environment, its outlook and the health of dealer inventories as you enter your fiscal 2027?
a.As in North America, retail trends in Europe for our fiscal 2026 fourth quarter are relatively unchanged from the end of our fiscal 2026 third quarter. While there is caution within the industry due to persistent macroeconomic pressures such as muted consumer sentiment and high energy prices, recent trade shows indicate a sustained, healthy interest in RVs in Europe. Attendance at the 2026 Caravan Salon trade fair in Düsseldorf, Germany (“CSD”) earlier this month was down marginally compared to the near-record attendance for the prior-year trade fair. Dealer sentiment at the 2026 CSD was positive, and a high number of retail customers attended the show with an intent to purchase.

While there is caution surrounding the near-term months, RV retail sales have been relatively resilient so far for calendar year 2026. According to the European Caravan Federation (“ECF”), total retail registrations in Europe for the six months ended June 30, 2026 increased 1.9% in comparison with the prior-year period. This change was primarily driven by a 2.6% increase in registrations of motorcaravans and campervans, partially offset by a 0.3% decrease in registrations of caravans during the period. With consumer preferences favoring motorized products, our European segment has experienced recent market share gains with motorcaravans and campervans. For the six months ended June 30, 2026, our European segment has increased its motorcaravan and campervan retail market share to 27.0%, leading to an overall market share gain of 70 basis points for the six months ended June 30, 2026 compared to the prior-year period.

Despite the resilient retail sales, the aforementioned industry caution is evident in the European independent dealer inventory levels. Independent dealers continue to behave conservatively, with European independent dealer inventory as of July 31, 2026 at approximately 20,500 units, a 7.7% decline from the prior-year period. This level of units remains near multi-year lows for our European segment and is trending toward typical pre-pandemic levels. With continued macroeconomic challenges and cautious consumer sentiment, we view European independent dealer inventories of motorcaravan and campervan products as appropriate. While urban vehicles and caravans represent a small share of our European business, their dealer inventory levels are slightly elevated but improving.

4.Has there been any relief for the North American RV consumer relating to macroeconomic pressures? What pressures are European consumers facing?
a.No. The pressures on the North American RV consumer that we described last quarter still remain, and in some instances, they are becoming more pronounced with the recent interest rate increase and elevated fuel prices. The structurally bifurcated consumer landscape continues to weigh most heavily on the price-sensitive Towable segment. RV purchases, particularly mainstream towable products, remain sensitive to the monthly payment rather than the retail price alone. Elevated interest rates and the cumulative effect of inflation on cost inputs continue to push entry-level and mid-tier buyers toward a smaller unit, a used unit, or out of the market for the time being. Simultaneously, higher prices on non-discretionary items compress the household discretionary wallet and lengthen the decision cycle for a large discretionary purchase.

What has changed is the expected direction of these variables rather than the variables themselves. At the close of our fiscal 2026 third quarter, there was still reasonable optimism that elevated fuel costs would prove short-lived. We are now in an extended period of elevated fuel prices with no clear timing for a resolution of the geopolitical headwinds driving them. Disruptions in the Middle East continue to lift input and energy costs, and inflationary pressure has persisted accordingly. Consumers making discretionary purchasing decisions who viewed macroeconomic pressures as temporary have now experienced those pressures settling into their longer-term budget. The University of Michigan Survey of Consumers illustrates these long-term budget concerns with consumer sentiment now showing notable declines in August and September following minor improvements during the summer months. Further, for the North American RV consumer, the question has shifted from possible interest rate cuts to the reality of actual interest rate increases following the U.S. Federal Reserve’s recent decision to increase interest rates 25 basis points with the possibility of an additional rate increase yet this calendar year. For a consumer weighing a monthly payment, that is a meaningful change in outlook.

The European consumer continues to generally operate from an overall healthier financing foundation, paying a higher proportion of the purchase price in cash with less reliance on financing. That foundation though is not without its own headwinds. The European Central Bank recently raised interest rates 25 basis points in response to inflationary concerns, and the broader macro environment in key European markets remains soft, with consumer confidence in Germany challenged by industrial-sector weakness and political uncertainty. Geopolitical pressure tied to the ongoing wars in Ukraine and the Middle East has weighed on sentiment and kept energy costs elevated. The European RV consumer has been resilient this fiscal year, but it is prudent to keep a conservative outlook for the European market due to these sustained, and growing, pressures.

OPERATIONS UPDATE

1.What are the key updates from the most recent quarter regarding the evolution of your North American RV operating model?
a.The most consequential update is that we have further evolved our strategy to organize as a single North American RV group. As our leadership teams worked through the evaluation phase over the previous two fiscal quarters, it became clear that unified coordination of execution across all of our North American RV companies would deliver a greater magnitude of benefits on an accelerated timeline than two groups pursuing those benefits in parallel. This conclusion reflects an expansion of the opportunity we have identified. THOR will now operate through three distinct operating groups: North American RV, European and Supply.

Ken Walters, previously President of Jayco and leader of the Jayco and Tiffin Motorhomes group, has assumed the role of President of North American RV operations. Walters will coordinate operations across all of our North American RV companies as they implement and build upon initiatives. The early successes of the Jayco and Tiffin Motorhomes group under his leadership gave us confidence that a single coordinated group was the correct structure, and his appointment is intended to amplify those successes across all of our North American RV companies. Mike Ritchie, previously Vice President of Finance at Jayco, has assumed the role of CFO of North American RV operations, focused on financial performance and the alignment of synergistic initiatives across the group. Both Walters and Ritchie will be heavily involved with performance of the RV companies at the local level, driving a unified approach to produce enhanced financial results.

Regarding key initiatives within the evolved operating model, we have begun realizing procurement savings, driven by both volume pricing and logistical adjustments. We have identified numerous opportunities to expand our efforts across additional procurement categories and expect the scope of realized savings to broaden accordingly. Our data initiatives continue to progress as well through the unification of data structures and expanded visibility across our North American RV operating companies. We are also creating value through enhanced information sharing with our independent dealer partners. While we are in the early stages of benefit realization, these initiatives exemplify our focus on this evolving operating model: driving costs from our business and being the preferred partner for our independent dealers. We will outline in further detail the anticipated benefits of our North American RV group strategy alongside the release of our fiscal 2027 guidance later this calendar year.

2.Restructuring costs for the full fiscal years 2026 and 2025 amounted to $58.9 million and $42.1 million, respectively. Can you outline the key initiatives that drove these expenses and how these initiatives better position THOR going forward? Are you realizing the expected benefits from these restructuring costs?
a.The primary drivers for the restructuring costs incurred in fiscal 2026 and fiscal 2025 relate to initiatives in North America and Europe to right-size our footprint, rationalize brands and restructure certain departments and managerial layers. Key components of these costs include severance, long-lived asset devaluations, inventory devaluations due to discontinued brands, carrying costs of assets held for sale and promotional costs for aged or discontinued brands.

The primary initiative in North America was the realignment of certain brands formerly produced by Heartland Recreation Vehicles to Jayco. This initiative spanned both fiscal 2025 and fiscal 2026, in which we rationalized brands, reduced our footprint through the sale of excess facilities and brought additional production to Jayco facilities to realize synergies and improve quality. Reduced SG&A and manufacturing overhead costs have already been realized through the reduction of facilities, while market share for Heartland products has slowly recovered in recent months following the reset of these products in the market. In addition to the costs associated with the Heartland realignment, we also incurred restructuring costs within North America relating to departmental and managerial headcount reductions, which have resulted in lower on-going costs.

Within Europe, the majority of restructuring initiatives centered on right-sizing our labor force and optimizing production capacities. Multiple operating entities have reduced capacities across fiscal 2025 and 2026, with our UK operations impacted the most following the relocation of production from the UK to existing capacities in continental Europe. While the cost savings from these initiatives will take time to be fully realized, the capacity adjustments we have undertaken will strengthen the earnings profile of our European segment going forward through operating cost optimization and a right-sized labor force based on expected production needs.

3.THOR reacquired Roadpass Digital in the fourth quarter of fiscal 2026. What is the value of Roadpass Digital to THOR as you look ahead?
a.Roadpass Digital provides THOR with critical benefits a manufacturer selling through an independent dealer network almost never has: a direct, recurring relationship with the end consumer and the first-party data that comes with it. We learn what RV owners actually buy, own and use — continuously, not just at the point of sale.

Looking ahead, the clearest value in reacquiring Roadpass Digital is how we will connect the ownership and usage knowledge of RVs to enhance our various revenue streams. Roadpass Digital will operate under Airxcel, and will help drive aftermarket parts and accessory sales by pairing it with our digital parts catalog, RV Partfinder. This completes a stack we have been constructing: Airxcel supplies the components, RV Partfinder is the commerce layer and Roadpass Digital brings the customer base — approximately five million active monthly users. Trip planning is a usage signal, and usage is what drives parts demand. It is also a revenue stream tied to the installed base rather than to just new unit shipments, which gives us an additional source of growth that behaves differently through the cycle than wholesale volume does.

Roadpass Digital also brings an experienced digital team to THOR. That team has already contributed to our customer experience initiatives by delivering digital companion applications across many of our operating companies to accompany a customer’s RV purchase with helpful information and resources pertaining to their RV. Building that capability separately inside each operating company would have taken years and been well outside the core competency of our operating companies. By centralizing this task, we enable every brand to move quickly and consistently.

STRATEGIC UPDATE

1.What actions are you taking in response to supplier consolidation within the RV industry?
a.We noted last quarter that a consolidated supply base carries real risk for RV manufacturers and RV customers: reduced choice, amplified pricing power, less optionality in periods of shortage and execution risk while systems and processes are aligned. However, there is also real opportunity for a buyer of our scale to purchase more strategically and to establish our owned supply companies as trusted alternatives. Both of these opportunities have been a focus of ours and a key part of our strategy heading into fiscal 2027.

Scaling our purchasing power is a principal component of our evolved North American RV operating model. Consolidating our North American RV operations into a single group is what makes this possible, and we are applying it not only at the operating company level but also down to the plant level, where purchasing decisions have historically been made independently. Aggregating that demand gives us meaningful leverage with a more concentrated supply base and allows us to offer volume commitments large enough to potentially change a prospective supplier's willingness to enter a category. We ultimately want to encourage optionality in the supply market, and where there are only a few suppliers for components of our bill of materials, we are seeking to expand that.

Airxcel is a significant part of this expansion. Airxcel is viewed as a trusted partner for the industry, both within THOR companies and amongst our competitors. Airxcel is primarily focused on recreational vehicles rather than being diversified across other end markets, so its priorities are aligned with the industry it serves. While Airxcel currently trails larger competitors in content per unit (“CPU”) share of an RV, that share is growing and the backing of THOR gives Airxcel the stability and capacity to scale that a smaller independent supplier cannot match. All product areas are on the table as we evaluate the considerable white space for expansion of the Airxcel portfolio.

We are also working to make our suppliers more competitive rather than simply extracting price concessions. Just as we strive to be a trusted partner with our independent dealers, we have established strategies to bolster our partnership with our supply chain. We aim to provide suppliers with tools and information to remove cost from their own supply chains and sourcing ecosystems, including more advantageous logistical approaches, so that savings are generated structurally rather than transferred from one participant in the value chain to another. We will seek to expand our relationships with suppliers who demonstrate that they understand the affordability pressures facing the RV consumer. A supply base with fewer participants and greater pricing power puts direct pressure on the retail price points our customers can reach. Establishing credible supply alternatives is imperative in tackling the affordability challenges facing our industry.

2.How are input cost increases from suppliers affecting THOR and the broader industry? What is THOR doing to be a leader in addressing affordability concerns at the retail level?
a.Our largest suppliers have passed rising input costs through to us, driven by tariffs and by broader inflationary pressures. Due to the challenged retail market and affordability challenges facing RV customers, we have so far made a deliberate choice not to pass the full burden of these rising costs on to our independent dealer partners and retail customers. The cost of that choice is visible in our results. The combined North American RV gross profit margin percentage was 8.3% in our fiscal 2026 fourth quarter compared to 12.5% in the prior-year period. We are absorbing a meaningful portion of these material cost increases at the expense of near-term margin because we believe that it is the right choice while we work to make our margins more resilient.

The affordability challenge, amplified by these supplier actions, is damaging to the entire industry. It pressures both the margins and the volumes of our independent dealers and, most importantly, it affects retail customers who are delaying entry into the lifestyle or opting for a used unit. Dealer feedback indicates interest in the RV lifestyle remains high and store traffic is healthy, but consumers are holding off on purchases due to macroeconomic headwinds and affordability concerns. They are effectively browsing products until purchasing conditions improve. That tells us demand is being deferred rather than lost, which makes protecting the retail price point a priority.

We are addressing this on several fronts. In the near term, we are accepting lower margins to keep our products within reach of the consumer. At the supplier level, we are working to scale our purchasing power and to create optionality in concentrated categories. Within our own business, the evolution of our North American RV operating model is designed to drive out cost structurally, and we expect those savings to support affordability and earnings power as they are realized. We also continue to innovate and to introduce products at price points that bring customers into the lifestyle and begin the trade-up cycle. All of these approaches are imperative to address affordability in a stressed consumer environment to protect retail velocity, the independent dealer channel and long-term market share.

FINANCIAL UPDATE

1.THOR’s North American Towable segment performed similarly in the fiscal 2026 fourth quarter to the fiscal 2026 third quarter, with year-over-year net sales declines and a pressured gross margin percentage. Are the key storylines from the fiscal 2026 third quarter still impacting performance, or did new factors influence this result? Do you expect these trends to continue in fiscal 2027?
a.The results of our North American Towable segment for the fiscal fourth quarter were below our expectations. The retail market continues to be relatively muted for the segment, and margin pressures remain pronounced. North American Towable net sales for the fiscal 2026 fourth quarter were down 22.7% compared to the prior-year period. Fifth wheel products within the segment were especially challenged for the second quarter in a row, with net sales down 30.5% compared to the prior-year period. The underlying dynamics for net sales are relatively unchanged from the prior period. Wholesale continues to follow retail trends, and retail remains constrained by key factors such as depressed consumer sentiment, elevated interest rates and affordability challenges stemming from rising material costs being fully passed on by the supply chain.

The gross profit margin percentage in the fourth quarter of fiscal 2026 declined 280 basis points compared to the prior-year period due to the lower sales, an unfavorable product mix, increased promotional activity and an increased material cost percentage. As in the third quarter, we have made a deliberate choice to defend affordability at the retail price point rather than pass the full input cost burden through to our independent dealer partners and consumers, and our margins reflect that choice. We expect these trends to persist to a degree into fiscal 2027, particularly the first half of our fiscal year, until the initiatives within our evolved North American RV operating model begin to materialize meaningfully. Our initiatives, particularly on the procurement side, are what will improve our input costs and allow us to address segment profitability without compromising our affordability posture. We are confident in our ability to improve the earnings profile of the North American Towable segment as the benefits of our evolved North American RV group are realized and we work towards adjusting the dynamics of our supply chain.

2.THOR’s North American Motorized segment net sales for the fiscal 2026 fourth quarter declined on a year-over-year basis for the first time since the fiscal 2025 second quarter. Additionally, the gross margin percentage for the fiscal 2026 fourth quarter declined compared to both the prior quarter and prior-year quarter. Is the Motorized segment experiencing similar pressures to what has hampered the performance of the Towable segment?
a.Net sales for our North American Motorized segment for our fiscal 2026 fourth quarter decreased 10.4% compared to the prior-year period. The net sales decrease was driven by a 13.1% decrease in unit shipments, with Class C product unit shipments declining 19.1% for the quarter compared to the prior-year period after being a source of strength for much of the fiscal year. Despite this being a lower quarter for Class C wholesale shipments, unit sales of Class C products still finished fiscal 2026 up 18.1% compared to fiscal 2025.

In addition to the decline in net sales for the Motorized segment, profitability experienced meaningful pressure during the fiscal 2026 fourth quarter. The gross profit margin percentage decreased to 5.3% in our fiscal 2026 fourth quarter, down 600 basis points from the prior-year period and down 350 basis points from the prior quarter. The decline in the gross profit percentage was primarily due to increased promotional activity, an increase in the material cost percentage and an increased overhead percentage due to the sales decrease. The Motorized segment is experiencing many of the same pressures that have impacted the recent performance of the Towable segment, with consumers being influenced by macroeconomic pressures and affordability concerns that are causing them to defer purchases. These pressures led to the need for additional promotional activity as sales slowed in conjunction with the prolonged nature of the war in the Middle East.

From a material cost standpoint, the Motorized segment is also experiencing the cost dynamics that we have outlined within the Towable segment. Material cost increases passed on by suppliers are pressuring margins at the same time that we are seeing a reduction in sales activity. Persistent material cost increases cannot be perpetually passed on to the retail customer. As we have consistently messaged, we intend to address current cost pressures through our evolving North American RV operating model initiatives so as to bolster our margin profile and protect the retail customer that drives our industry.

3.What factors do you attribute to the continued top-line resilience of THOR’s European segment, and is this resilience expected to continue in fiscal year 2027? How would you assess the profitability of the segment following recent restructuring initiatives?
a.Our European segment had a strong top-line fiscal 2026 fourth quarter, with net sales up 4.9% on a constant currency basis compared to the prior-year period. In terms of net sales, this concluded a strong fiscal year overall for the segment, with net sales for fiscal 2026 up 3.1% on a constant currency basis compared to fiscal 2025 despite the macroeconomic headwinds that are also impacting the European retail customer. The resilience of this segment is at least in part attributed to the RV consumer profile in Europe. The European RV consumer is generally less reliant on financing than the North American RV consumer and thus has been less sensitive to rising monthly payments for RV purchases.

A bifurcated economic landscape is still present within the European market, putting notable pressure on our mainstream products. This has compressed margins and led to restructuring efforts at certain of our European brands that have historically performed well in the mainstream segment. Our European team has done well to improve our future margin profile in the European segment, including by reallocating production among our production facilities to capitalize on cost saving opportunities. Through the first three quarters of fiscal 2026, one of the pressures on European gross margins was special edition units that were sold with lower margins while new models were being introduced into the market. These special edition units have now largely cleared the channel. The gross margin percentage for the fiscal 2026 fourth quarter was 15.3%, up 90 basis points compared to the gross margin percentage in our fiscal 2026 third quarter when some of these lower-margin special units were still clearing the channel. We believe the brand refreshes and restructuring initiatives we have put in place create an opportunity for our European segment to further strengthen its earnings power in fiscal 2027.

4.How did you deploy capital in fiscal 2026 and what are your priorities for fiscal 2027?
a.Our capital deployment during fiscal 2026 reflected continued confidence in our financial position despite a difficult industry backdrop. During the fiscal year, we reduced debt by $59.7 million, paid $108.8 million in dividends and repurchased $115.1 million of our shares, $34.3 million of which occurred in our fiscal 2026 fourth quarter.

Each element of our capital deployment reflects a deliberate priority. Maintaining our dividend through a down cycle is a priority for our shareholders, and one we take seriously. The debt reduction reflects a discipline we have maintained throughout this cycle, leaving us with a healthy net leverage ratio of 0.7x. Our share repurchase activity reflects our view that, at depressed market valuations, our own shares represent an attractive value proposition and an effective use of capital. We were also able to absorb the restructuring costs incurred across fiscal 2025 and fiscal 2026 without compromising financial stability. Those costs were deliberate investments in a durably lower cost base, and we believe they have positioned us advantageously for the periods ahead.

Our priorities for fiscal 2027 will remain consistent with our capital deployment actions in fiscal 2026. Subject to market conditions, regulations, terms of our debt agreements and our remaining share repurchase authorization, we expect to opportunistically repurchase shares when we believe valuations are attractive. We intend to maintain a healthy net leverage ratio and a strong liquidity position, which together allow us to operate effectively across a range of environments and to act upon growth opportunities as they arise. Our scale and prudent balance sheet management are what allow us to weather this portion of the cycle and still have flexibility when opportunities arise. These priorities exemplify our focus on generating value for our shareholders.

5.What variables are you evaluating before issuing your fiscal 2027 guidance?
a.The variables being evaluated primarily relate to the quantification of cost savings associated with the evolution of our North American RV operating model and a further evaluation of industry sentiment and the anticipated trajectory of retail sales for the fiscal 2027 selling season. The opportunities within our evolved North American RV operating model have expanded. During the evaluation phase over the previous two quarters, it became clear to our leadership teams that unified coordination of execution across all of our North American RV companies would deliver a greater magnitude of benefits on an accelerated timeline. We believe it is important to allow the new leadership team adequate time to assess and accurately quantify these expanded benefits across the unified North American RV group since these benefits are a significant part of our outlook for fiscal 2027.

The Hershey, Pennsylvania show and the Elkhart, Indiana Open House are two early and critical North American industry events that fall within our fiscal 2027 first quarter. These events provide meaningful insight regarding our fiscal year expectations as we connect with our independent dealer partners and other industry leaders. Given the value of that input and a market environment that has been difficult to predict, we determined it would be prudent to gather the trade show insights before providing full guidance rather than to issue an outlook now and revisit it weeks later.

While we believe it is prudent to deliver fiscal 2027 guidance at a later date, we are able to share the anticipated magnitude of the expected benefits to be generated by our evolved North American RV operating model. We expect the impact of our key strategic initiatives and restructuring activities to improve our earnings profile in excess of $100 million annually once the initiatives are fully implemented. What requires additional time before integrating this into our fiscal 2027 guidance is the upside and phasing, specifically how much of that benefit is realized within fiscal 2027 as opposed to subsequent periods. Our structure has been decentralized for decades, so this is an involved process and these benefits are significant enough to our fiscal 2027 outlook that a range built without that clarity would be inadequate. We ultimately feel that this estimated earnings improvement is just a starting point and we will provide a more detailed path to this improvement upon the issuance of our guidance. We intend to provide fiscal 2027 guidance later this calendar year when we can do so with the completeness and reliability our investors are entitled to.

Summary of Key Quarterly Segment Data – North American Towable RVs
Dollars are in thousands

NET SALES:	Three Months Ended July 31,		Change
	2026	2025
North American Towable
Travel Trailers	$417,749	$500,931	(16.6)%
Fifth Wheels	269,585	387,813	(30.5)%
Total North American Towable	$687,334	$888,744	(22.7)%

# OF UNITS:	Three Months Ended July 31,		Change
	2026	2025
North American Towable
Travel Trailers	16,690	19,666	(15.1)%
Fifth Wheels	3,926	6,016	(34.7)%
Total North American Towable	20,616	25,682	(19.7)%

ORDER BACKLOG:	As of July 31,		Change
	2026	2025
North American Towable	$916,584	$525,014	74.6%

TOWABLE RV MARKET SHARE SUMMARY: (1)	Calendar Years to Date June 30,
	2026	2025
U.S. Market	36.1%	38.3%
Canadian Market	35.7%	37.3%
Combined North American Market	36.1%	38.2%

(1) Source: Statistical Surveys, Inc., CYTD June 30, 2026 and 2025.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated and is often impacted by delays in reporting by various states or provinces.

Summary of Key Quarterly Segment Data – North American Motorized RVs
Dollars are in thousands

NET SALES:	Three Months Ended July 31,		Change
	2026	2025
North American Motorized
Class A	$127,531	$154,050	(17.2)%
Class C	253,875	289,303	(12.2)%
Class B	117,851	114,059	3.3%
Total North American Motorized	$499,257	$557,412	(10.4)%

# OF UNITS:	Three Months Ended July 31,		Change
	2026	2025
North American Motorized
Class A	644	707	(8.9)%
Class C	2,185	2,700	(19.1)%
Class B	977	972	0.5%
Total North American Motorized	3,806	4,379	(13.1)%

ORDER BACKLOG:	As of July 31,		Change
	2026	2025
North American Motorized	$728,206	$1,004,620	(27.5)%

MOTORIZED RV MARKET SHARE SUMMARY: (1)	Calendar Years to Date June 30,
	2026	2025
U.S. Market	50.2%	48.5%
Canadian Market	45.9%	47.7%
Combined North American Market	49.8%	48.5%

(1) Source: Statistical Surveys, Inc., CYTD June 30, 2026 and 2025.

Note: Data reported by Stat Surveys is based on official state and provincial records. This information is subject to adjustment, is continuously updated and is often impacted by delays in reporting by various states or provinces.

Summary of Key Quarterly Segment Data – European RVs
Dollars are in thousands

NET SALES:	Three Months Ended July 31,		Change
	2026	2025
European
Motorcaravan	$539,785	$522,500	3.3%
Campervan	281,384	246,402	14.2%
Caravan	37,098	43,415	(14.6)%
Other	110,926	110,734	0.2%
Total European	$969,193	$923,051	5.0%

# OF UNITS:	Three Months Ended July 31,		Change
	2026	2025
European
Motorcaravan	6,934	6,699	3.5%
Campervan	4,933	4,492	9.8%
Caravan	1,503	1,682	(10.6)%
Total European	13,370	12,873	3.9%

ORDER BACKLOG:	As of July 31,		Change
	2026	2025
European	$1,653,970	$1,525,592	8.4%

EUROPEAN RV MARKET SHARE SUMMARY: (1)	Calendar Years to Date June 30,
	2026	2025
Motorcaravan and Campervan (2)	27.0%	26.0%
Caravan	16.6%	17.3%

(1) Sources: Caravaning Industry Association e.V. (“CIVD”) and European Caravan Federation (“ECF”), CYTD June 30, 2026 and 2025. Data from the ECF is subject to adjustment, continuously updated and is often impacted by delays in reporting by various countries (some countries, including the United Kingdom, do not report OEM-specific data and are thus excluded from the market share calculation).
(2) The CIVD and ECF report motorcaravans and campervans together.

Note: Industry wholesale shipment data for the European RV market is not available.

Non-GAAP Reconciliations

The following table reconciles consolidated net income to consolidated EBITDA and Adjusted EBITDA:

EBITDA Reconciliations
($ in thousands)

	Three Months Ended July 31,		Fiscal Years Ended July 31,
	2026	2025	2026	2025
Net income (GAAP)	$41,306	$126,625	$174,654	$256,591
Add back:
Interest expense, net	8,744	10,058	36,836	48,441
Income tax provision	10,462	16,742	64,067	39,600
Depreciation and amortization of intangible assets	69,492	71,379	266,355	271,207
EBITDA (Non-GAAP)	$130,004	$224,804	$541,912	$615,839
Add back:
Stock-based compensation expense	979	4,074	26,578	30,872
Change in LIFO reserve, net	(3,663)	3,602	2,278	702
Non-cash foreign currency loss (gain)	(1,128)	1,944	(3,741)	9,255
Investment-related gain (1)	(10,147)	(5,563)	(23,309)	(149)
Weather-related gain	—	(12,153)	—	(13,653)
Strategic initiatives	16,901	15,020	45,924	43,201
Other gain, including on sales of PP&E	(1,209)	(22,222)	(45,285)	(26,941)
Adjusted EBITDA (Non-GAAP)	$131,737	$209,506	$544,357	$659,126

(1) Includes the fair value adjustments of certain warrants and stock investments along with equity method investment income and losses

EBITDA and Adjusted EBITDA are non-GAAP performance measures included to illustrate and improve comparability of the Company's results from period to period, particularly in periods with unusual or one-time items. EBITDA is defined as net income before net interest expense, income tax provision and depreciation and amortization. Adjusted EBITDA reflects adjustments to EBITDA to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. The Company considers these non-GAAP measures in evaluating and managing the Company's operations and believes that discussion of results adjusted for these items is meaningful to investors because it provides a useful analysis of ongoing underlying operating trends. The adjusted measures are not in accordance with, nor are they a substitute for, GAAP measures, and they may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements
This release includes certain statements that are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon THOR and inherently involve uncertainties and risks. These forward-looking statements are not a guarantee of future performance and actual results may differ materially from our expectations. Factors which could cause materially different results include, among others: the impact of inflation on the cost of our products as well as on general consumer demand; the level of consumer confidence and the level of discretionary consumer spending; the effect of raw material and commodity price fluctuations, including the impact of tariffs, and/or raw material, commodity or chassis supply constraints; the impact of war, military conflict, terrorism and/or cyber-attacks, including state-sponsored or ransom attacks; the impact of sudden or significant adverse changes in the cost and/or availability of energy or fuel, including those caused by geopolitical events, on our costs of operation, on raw material prices, on our suppliers, on our independent dealers or on retail customers; the dependence on a small group of suppliers for certain components used in production, including chassis; interest rates and interest rate fluctuations and their potential impact on the general economy and, specifically, on our independent dealers and consumers and our profitability; the ability to ramp production up or down quickly in response to rapid changes in demand or market share while also managing associated costs, including labor-related costs and production capacity costs; the level and magnitude of warranty and recall claims incurred; the ability of our suppliers to financially support any defects in their products; the financial health of our independent dealers and their ability to successfully manage through various economic conditions; legislative, trade, regulatory and tax law and/or policy developments including their potential impact on our independent dealers, retail customers or on our suppliers; the costs of compliance with governmental regulation; the impact of an adverse outcome or conclusion related to current or future litigation or regulatory audits or investigations; public perception of and the costs related to environmental, social and governance matters; legal and compliance issues including those that may arise in conjunction with recently completed transactions; the ability to realize anticipated benefits of strategic initiatives including realignments or other reorganizational actions; the impact of exchange rate fluctuations; restrictive lending practices which could negatively impact our independent dealers and/or retail consumers; management changes; the success of new and existing products and services; the ability to maintain strong brands and develop innovative products that meet consumer demands; changes in consumer preferences; the risks associated with acquisitions, including: the pace and successful closing of an acquisition, the integration and financial impact thereof, the level of achievement of anticipated operating synergies from acquisitions, the potential for unknown or understated liabilities related to acquisitions, the potential loss of existing customers of acquisitions and our ability to retain key management personnel of acquired companies; a shortage of necessary personnel for production and increasing labor costs and related employee benefits costs to attract and retain production personnel in times of high demand; the loss or reduction of sales to key independent dealers, and stocking level decisions of our independent dealers; disruption of the delivery of units to independent dealers or the disruption of delivery of raw materials, including chassis, to our facilities; increasing costs for freight and transportation; the ability to protect our information technology systems, including confidential and personal information, from data breaches, cyber-attacks and/or network disruptions; asset impairment charges; competition; the impact of losses under repurchase agreements; the impact of the strength of the U.S. dollar on international demand for products priced in U.S. dollars; general economic, market, public health and political conditions in the various countries in which our products are produced and/or sold; the impact of adverse weather conditions and/or weather-related events; the impact of changing emissions and other related climate change regulations in the various jurisdictions in which our products are produced, used and/or sold; changes to our investment and capital allocation strategies or other facets of our strategic plan; and changes in market liquidity conditions, credit ratings and other factors that may impact our access to future funding and the cost of debt.
These and other risks and uncertainties are discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2026.
We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release or to reflect any change in our expectations after the date hereof or any change in events, conditions or circumstances on which any statement is based, except as required by law.
17